Exhibit 3.1

amendment No. 1 to
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
VELOS ACQUISITION I CORP.

RESOLVED, as special resolutions, that:

(i) Article 49.6 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“In the event that the Company does not consummate a Business Combination within: (i) 36 months from the consummation of the IPO, (ii) or such other time as the Members may approve in accordance with the Articles (an “Extension Approval”), or (iii) such earlier liquidation date as the Directors may approve in which to consummate a Business Combination (the “Completion Window”), the Company shall:

(a) cease all operations except for the purpose of winding up;

(b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less (i) taxes payable, (ii) any portion of the Extension Withdrawal Amount not previously released to the Company, and (iii) up to $100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”

(ii) Article 49.7 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“In the event that any amendment is made to the Articles:

(a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100% of the Public Shares if the Company does not consummate a Business Combination within the Completion Window (for the avoidance of doubt, as extended pursuant to any Extension Approval); or

(b) with respect to any other material provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment (including, for the avoidance of doubt, any Extension Approval), at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares.”

(iii) Article 49.8 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of: (i) an IPO Redemption, (ii) a repurchase of shares by means of a tender offer pursuant to this Article, or (iii) a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.”

RESOLVED, as special resolutions, that:

(i) By adding a new Article 49.13, immediately after Article 49.12 of the Articles of Association of the Company as follows:

“Subsequent to the redemption of Public Shares (if any) pursuant to Article 49.7 in connection with the approval of the extension of the Completion Window (the “Initial Extension Approval”) to the date being 36 months from the consummation of the IPO, the Company may withdraw from the Trust Account up to an aggregate amount of interest earned on the funds held in the Trust Account equal to $0.10 for each Public Share that is not redeemed and remains outstanding immediately following the Initial Extension Approval (the “Extension Withdrawal Amount”), as follows:

(a) US$1,000,000 of the Extension Withdrawal Amount (the “Working Capital Interest Amount”) may be withdrawn from the Trust Account by the Company following the Initial Extension Approval and shall be used solely to fund working capital requirements and expenses incurred by the Company in the ordinary course, including without limitation, with respect to legal, accounting, printing, insurance trust and stock transfer services, not in excess of US$1,000,000; and

(b) any amount of the Extension Withdrawal Amount in excess of the Working Capital Interest Amount may be withdrawn from the Trust Account by the Company promptly following the Initial Extension Approval and shall be used solely to fund accrued liabilities of the Company that are due and payable as of the date of the Initial Extension Approval.”

(ii) By adding a new Article 49.14, immediately after Article 49.13 of the Articles of Association of the Company as follows:

“For the avoidance of doubt, the Extension Withdrawal Amount shall reduce the aggregate amount on deposit in the Trust Account, and therefore the per-Share redemption price payable to holders of Public Shares upon any subsequent redemption of Public Shares in connection with a Business Combination, the expiration of the Completion Window (as extended pursuant to any Extension Approval), or any other redemption event pursuant to these Articles.”

RESOLVED, as special resolutions, that:

The definition of ‘Sponsor’ be deleted in its entirety and replaced as follows:

““Sponsor” means MI7 Sponsor, LLC, a Delaware limited liability company, and its successors or assigns.”

RESOLVED, as special resolutions, that:

(i) Article 49.12 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“The Company may enter into a Business Combination with a target business that is an Affiliate of the Sponsor, a Founder, a Director or an Officer.”